EXHIBIT 10.1

                       The MacNeal-Schwendler Corporation

June 23, 1999


Frank Perna, Jr.
26802 Malibu Cove Colony Drive
Malibu, CA  90265


                  Re:      Employment as Chief Executive Officer

Dear Frank:

         On behalf of the Board of Directors of The MacNeal-Schwendler Corporation (the "Company"), I am delighted to confirm the terms of the compensation package which will be paid to you as Chief Executive Officer ("CEO") of the Company for the 1999 fiscal year. Should the terms contained in the following letter be satisfactory to you, please acknowledge your acceptance and return this letter to the undersigned.

         COMPENSATION. The Company hereby agrees to pay $300,000 (the "Base Salary") to you for services to be rendered as CEO of the Company during 1999. In addition to your Base Salary, the Company also agrees to pay an additional amount (the "Bonus"), which will be based upon the financial performance of the Company during 1999. The Bonus will be payable based upon two criteria: (a) the increase in the Company's reported total revenue (the "Revenue Component") and
(b) the Company's reported earnings per share (the "EPS Component"). Any Bonus payable to you for 1999 will be the sum of the Revenue Component and the EPS Component. One-time gains due to sales of assets and write-offs associated with acquisitions will be excluded from calculations of reported revenue and earnings per share for calendar year 1999 for purposes of computing the Revenue Component and EPS Component of the Bonus.

         The Revenue Component will equal $10,000 times the percentage, rounded to the nearest whole number, by which (x) reported revenue for calendar year 1999 exceeds (y) $129,354,000 (the "Threshold"), up to a maximum of $100,000. If reported revenue for calendar year 1999 does not equal or exceed 101% of the Threshold, the Revenue Component will be zero.

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Mr. Frank Perna, Jr., June 23, 1999 - Page 2

         The EPS Component will equal the amount set forth in the following table corresponding to the applicable earnings per share reported in calendar year 1999:

1999 Reported EPS                        EPS Bonus
-----------------                        ---------
less than $0.57                          $0
at least $0.57 but less than $0.695      $100,000 * (Reported EPS  -  $0.57)
                                         -----------------------------------
                                                       $0.125
$0.695 or more                           $225,000

         Any Bonus shall be payable 50% in cash and 50% in common stock of the Company, with such stock valued at the closing price of such stock on the New York Stock Exchange on the Payment Date. "Payment Date" means the later of March 1, 2000 or the date that the Company receives its final audit report on its financial statements for calendar year 1999 from its independent auditors.

         In the event that a Significant Transaction occurs with respect to the Company, the Company (acting through the Compensation Committee) reserves the right, but shall not be obligated, to adjust or modify the formulas relating to the computation of the Revenue Component or EPS Component. Such adjustments will be made to appropriately adjust the formulas to take into account the effects of the Significant Transaction on the Company's financial statements. Any adjustments will be made in the sole discretion of the Compensation Committee. A "Significant Transaction" is any occurrence that is determined by the Compensation Committee to make reported revenue or earnings per share numbers non-comparable, including, without limitation, any merger, consolidation, purchase, sale or disposition of assets, or change in accounting policies or procedures.

         TERM OF EMPLOYMENT. It is understood that you will be an at-will employee of the Company and that the Company may terminate your employment, with or without cause, at any time. In the event that you cease to be employed by the Company, you shall be entitled to receive only that portion of the Base Salary that accrued for the period during which you were employed. No Bonus shall be payable unless you are continuously employed by the Company as CEO through the end of the 1999.

         CONFIDENTIALITY. It is understood that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are confidential information and are valuable, special and unique assets of the Company. As a condition to your continued employment, you must sign the Company's confidentiality agreement in the form attached hereto and return a copy of such agreement to the undersigned along with this letter.

         STOCK OPTIONS. Since the time you accepted the position of CEO, you received grants of options to purchase 300,000 shares of the Company's common stock at then current market prices. The terms of these options are governed by the award agreements and the 1994 and 1998 Stock Option Plans.

         OTHER COMPENSATION. You will receive additional compensation from the Company (such

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Mr. Frank Perna, Jr., June 23, 1999 - Page 3

as a car allowance, medical benefits, vacation etc.). The nature and amount of these items will be determined separately by the Board of Directors of the Company and will be granted in addition to the compensation described herein.

         GOVERNING LAW. The agreements contained herein shall be deemed to have been made, executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to the principles of conflict of laws.

         ARBITRATION. Any dispute, controversy or claim arising out of or in respect of this letter (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof, including but not limited to, any claims arising under any state or federal law arising out of or relating to your termination, shall be submitted to and settled by arbitration conducted before a single arbitrator in Los Angeles, California in accordance with the then in effect Labor Arbitration Rules of the American Arbitration Association. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. Section Section 1-16). The arbitration of such issues, including the determination of any amount of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The arbitrator in such action shall not be authorized to change or modify any provision of this letter. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator shall award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party upon application therefor. If either party fails to proceed with arbitration as provided herein or unsuccessfully seeks to stay such arbitration, or fails to comply with any arbitration award, or is unsuccessful in vacating or modifying the award pursuant to a petition or application for judicial review, the other party shall be entitled to be awarded costs, including accounting fees and reasonable attorneys' fees, paid or incurred by such other party in successfully compelling such arbitration or defending against the attempt to stay, vacate or modify such arbitration award and/or successfully defending or enforcing the award.


                                   Sincerely,



                                   /s/     Donald Glickman
                                   ----------------------------
                                   Chairman of the Compensation
                                   Committee of the Board of Directors


Agreed and accepted:



/s/ Frank Perna, Jr.
----------------------
Frank Perna, Jr.